EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
GEI Global Energy Corp.
Global Energy Innovations, Inc.

We hereby consent to the incorporation in this Registration Statement  on Form S-8 pertaining to the 2014 Employee and Consultant Stock Compensation Plan of GEI Global Energy Corp. (the “Company”), of our report dated October 25, 2013, relating to the financial statements of Global Energy Innovations, Inc., as of December 31, 2012 and 2011 and for the years then ended, as set forth in the Company’s Report on Form 8-K/A, Amendment No. 3, filed with the Securities and Exchange Commission on December 27, 2013.

/s/ Manning Elliott LLP
MANNING ELLIOTT LLP
Chartered Accountants
Vancouver, Canada
January 27, 2014